PLAN OF DISTRIBUTION
                                       OF
                     WASHINGTON MUTUAL INVESTORS FUND, INC.
 WHEREAS, Washington Mutual Investors Fund, Inc. (the "Fund") is a Maryland corporation which offers shares of common stock; and
 WHEREAS, American Funds Distributors, Inc. ("AFD") will serve as distributor of the shares of common stock of the Fund, and the Fund and AFD are parties to a Principal Underwriting Agreement (the "Agreement"); and
 WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Fund to bear expenses of distribution of its shares, including reimbursement of AFD for its expenses in the promotion of the sale of shares of the Fund, pursuant to the Agreement; and
 WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders;
 NOW, THEREFORE, the Fund adopts this Plan as follows:
 1. The Fund may expend pursuant to this Plan amounts not to exceed 0.25 of 1% of the average daily net assets of the Fund per annum.
 2. Subject to the limit in paragraph 1, the Fund shall pay, or reimburse AFD for, amounts to finance any activity which is primarily intended to result in the sale of shares of the Fund including, but not limited to, commissions or other payments to dealers, and salaries and other expenses of AFD relating to selling or servicing efforts; provided, (i) that the Board of Directors of the Fund shall have approved categories of expenses for which payment or reimbursement shall be made pursuant to this paragraph 2 and (ii) that reimbursement shall be made in accordance with the terms of the Agreement.
 3. This Plan was initially approved, along with the related Principal Underwriting Agreement, by the Board of Directors (as provided in paragraph 4) on June 16, 1988 and the Plan was approved by vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940 (the "1940 Act")) on August 15, 1988 and became effective August 16, 1988.
 4. All material amendments to, or renewal of, this Plan must be approved, together with any related agreement, by votes of the majority of both (i) the Board of Directors of the Fund and (ii) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement. Additionally, this Plan may not be amended to increase materially the amount to be spent for distribution unless such amendment is also approved by vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act.
 5. At least quarterly, the Board of Directors shall be provided, by any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement, and the Board shall review, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
 6. This Plan may be terminated as to the Fund at any time by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until August 31, 1991. It may thereafter be renewed from year to year in the manner provided for in paragraph 4 hereof.
 7. Any agreement related to this Plan shall be in writing, and shall provide:
  A. that such agreement may be terminated as to the Fund at any    time,
without payment of any penalty, by vote of a majority    of the Independent
Directors or by a vote of a majority of    the outstanding voting securities
(as defined in the 1940    Act) of the Fund, on not more than sixty (60) days'
written    notice to any other party to the agreement; and
  B. that such agreement shall terminate automatically in the    event of its
assignment.
 8. While this Plan is in effect, the selection and nomination of Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940
Act) shall be committed to the discretion of the Directors who are not interested persons.
 9. The Fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 5 hereof for a period of not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such records shall be stored in an easily accessible place.
 IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officers thereunto duly authorized, as of November 1, 1990.
      WASHINGTON MUTUAL INVESTORS FUND, INC.
      By /s/ Stephen Hartwell
           (Chairman of the Board)
      By /s/ Howard L. Kitzmiller
           (Vice President, Secretary
        and Assistant Treasurer)